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             Dr. Erich Weber and Mr. Robert Weiss Join the Board of
                              IAT Multimedia, Inc.


Vogelsang-Turgi, Switzerland, June 24, 1998.

         IAT Multimedia, Inc. (Nasdaq National Market: IATA) today announced the appointment of two new members of the Board of Directors, Robert Weiss and Dr. Erich Weber. Robert Weiss, age 51, is a highly regarded, European-based PC specialist, with 25 years of experience in the technology and professional computing industry. He is a senior consultant to various high- profile, leading PC companies, and publishes on the industry. Dr. Erich Weber, 56, is an expert in data processing and related software, as well as co-founder and member of the Board of Directors of a Swiss EDP-consulting firm. Messrs. Weiss and Weber replace Reiner Hallauer and Arnold Wasserman who both recently resigned.

         Mr. Agam, IAT's Chairman, commented: "We are excited about Mr. Weiss and Dr. Weber joining IAT's Board of Directors. The specific experience, relationship and skills they bring will be invaluable for IAT at this stage when we are readying ourselves for the integration of potential acquisition targets into our company."

         IAT markets in Germany high-performance personal computers assembled according to customer specifications and sold under the trade name "Trinology," as well as components and peripherals for PCs. IAT also licenses its state-of-the-art, customizable proprietary visual communications technology designed to enable users to participate in real time, multi-point video conferencing and providing improved features and functionality over competing technology.

The statements made in this press release contain forward-looking statements which are subjected to risks and uncertainties. Such statements, including those regarding, among other things, the Company's strategy, the ability of the Company to raise necessary financing, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company's control.

This press release is not an offer to sell or solicitation of an offer to buy securities. Any such offer may only be made pursuant to an effective registration statement.


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